Exhibit 99.2

Shenandoah Telecommunications Company
President’s Report
Annual Meeting of Shareholders, May 2, 2017

Chris French

[Slide 1 to start; move to Slide 2 when we reach item 20 in Order of Business (closing of polls)]

Let me start with disclosures regarding forward-looking statements and our use of non-GAAP financial measures.  [Slide 3]  Our presentations include “forward-looking statements” in accordance with the rules of the Securities and Exchange Commission, and they may contain our current expectations of future events.  Also, [Slide 4] some of the performance metrics we discuss are not determined in accordance with generally accepted accounting principles, or GAAP, but they are commonly used in our industry and we believe they can provide relevant and useful information regarding our Company’s performance.

2016 was another great year for Shenandoah Telecommunications.  During the year, we greatly expanded our customer base and had significant growth in revenue, led by our wireless segment.  We are ahead of our expectations on the very significant projects we undertook with the acquisition of nTelos, both to enhance the acquired network and to migrate customers to Sprint’s back office.  We also had outstanding growth from our cable segment, with strong increases in profitability.  Our financial condition is excellent, and we are well positioned for continued growth.

We are a very different company from just one year ago, but when you also look at the long-term transformation we’ve undergone with wireless, cable and fiber, you’ll see a profound difference from the small rural telephone company of the past.  In our presentations this morning, we’ll try to give you an appreciation of those changes, and a better understanding of our company today.

I’ll start with a couple financial highlights for 2016.  [Slide 5] Consolidated revenues for the year were $535.3 million, an increase of 56 percent over 2015.  This growth was primarily due to eight months of additional revenue from the wireless acquisition, but also from solid growth in our cable segment.  Operating expense increased by a larger amount, totaling $512.8 million, not quite doubling the prior year number.  As a result, we incurred a small net loss of $900 thousand for the year.  The net loss was mostly driven by the over $54 million in acquisition, integration and migration costs associated with the nTelos acquisition.  We also experienced a $73 million increase in depreciation and amortization expense, reflecting the large addition of depreciable assets acquired and the investments we’re making as we upgrade the networks in the new markets.  Depreciation and amortization will remain elevated above historical levels, and we’ll continue to incur the integration and migration costs through 2017 as we convert the former nTelos from a standalone regional wireless company to a much more profitable Sprint affiliate.  In her report, Adele will cover all our financial results in greater detail, and will also highlight the impact of the nTelos transaction and additional costs we incurred with the start of our integration and migration efforts.

Last year’s numbers give you a short, one-year view of financial performance, but they reflect the necessary investment needed to generate long-term growth and profits for our shareholders.  Here’s [Slide 6] a longer-term view of our net income, which really shows the initial impact of the acquisition last year.  Certainly earnings are important to our long-term success, but they don’t tell the full story of our financial performance.  Another key measure is the amount of cash we generate.  Just as with your personal finances, cash is very important to the health of a business.  It lets us meet our obligations, pay our employees and vendors, and of course pay dividends to our shareholders.  It also gives us the ability to make additional investments to fuel further growth and profits.  This slide [Slide 7] reflects our Operating Income Before Interest, Depreciation and Amortization, one key measure of cash generated.  It shows the growing amount of cash we’ve generated in the past ten years, and the large jump which occurred with taking on the nTelos wireless business.  Despite periods when earnings growth slowed or even declined, you can see that cash generated continued to increase.  This growth, along with our positive expectations for the future, again allowed our Board of Directors to raise [Slide 8] the annual cash dividend this past December.  The twenty-five cents per share dividend represents the fifty-seventh year of continuous payments since our first dividend in 1960.

I’m going to let Earle cover our Wireless operating results in more detail, but let me give you a big picture perspective of how the nTelos acquisition has changed this very important segment.  Our total number of wireless customers at year end was almost 959 thousand, more than double the number at the end of 2015.  The acquisition added a market area with a population of 3.1 million people, on top of the 2.4 million we were previously serving.  We’ve gone from 552 base stations at the end of 2015 to 1,467 at the end of 2016, and are working to add ninety-three more sites this year.  We welcomed more than 300 former nTelos employees to our organization, raising our total number of employees to over twelve hundred.

While the acquisition within our Wireless segment had the biggest impact on overall results last year, our [Slide 9] Wireline and Cable segments both improved their operating performance and contribution to our financial results.  Each of these segments posted increases in operating income, with our Cable segment providing the largest improvement of $6.5 million as it achieved its second year of positive operating income.  The improvement in our Cable segment’s performance resulted from growth in our customer base, customers selecting higher-speed data packages, and achieving economies of scale from our past investments.  Although we had a slight increase due to a small acquisition last year, we continued [Slide 10] to experience an expected decline in the existing base of video subscribers.  However, this loss was more than offset by additions in data and voice customers.

Increases in the cost of our video service, driven by the costs we’re forced to pay for programming and content, is a big reason the number of video customers continue to decline.  Changes in how customers obtain their content increasingly is also a factor.  More and more, customers download their content over internet connections, moving further away from their traditional linear cable programming packages. With more than sixty percent of what we collect from video customers going for programming content, video is a lower-margin service than our high-speed data service.  The financial contribution from the increase in the number of higher-margin data and voice services sold more than offsets the declining contribution from the loss of lower-margin video customers.

Our Wireline segment [Slide 11] also experienced improved financial results during 2016, with growth in revenue from fiber network leases more than offsetting the continued decline of revenue from traditional local telephone access lines.  During the year, our sales team signed new fiber leases worth a total contract value of $27.1 million, a twenty-three percent increase over the prior year, and helping grow fiber lease revenues recorded in 2016 to $42.7 million.  We added 528 route miles of fiber during 2016, bringing the total to over five thousand, one hundred.  In addition to providing a source of revenues and profits, our network serves as the backbone of both our cable and wireless networks, helping us operate both more economically, and with a high degree of reliability.

As our small net loss for the year shows, there is a short-term financial impact from what has been a transformative acquisition.  We expected this loss, and are pleased that it was much less than we originally projected.  We understand that experiencing a short-term loss is sometimes necessary to achieve longer-term growth.  Although not on the same scale, we have had other major initiatives which followed a similar path.  [Slide 12] Our cable acquisitions are good examples of how we’ve been able to make an acquisition, then invest in upgrading the networks to support a quality service offering, and then grow the customer base to generate increasing revenues and profits.  Many long-time shareholders will remember the early years of our PCS business, and the more recent years right after the cable acquisitions.  Both initiatives began with what were then relatively large losses; but, we’ve been able to manage them to profitability and they are now significant contributors to shareholder value.

This value creation continues to be recognized in the stock market.  You’ll remember that our stock price increased substantially in 2015, and you should be pleased with its continued increase in 2016.  We closed 2016 at a price of $27.30 per share, up almost 27 percent from the prior year-end close.  While we all like these big short-term increases, our objective has always been to create long-term value and growth in your investment.  You can get a longer term view [Slide 13] from this chart from our Form 10-K filed with the Securities and Exchange Commission.  The chart shows our cumulative total shareholder return, assuming reinvestment of dividends, over the five-year period ending December 31, 2016.  It reflects a compounded annual rate of increase of forty-one percent for this period, again exceeding the comparison benchmarks for the NASDAQ US Index and the NASDAQ Telecommunications Index over the same period.

Taking an even longer-term look at our stock performance, this chart [Slide 14] shows the past twenty years for both the split adjusted share price (on the left side scale) and the end of period value (on the right side) of what the one original Farmer Mutual share has become.  That one original share is now equal to 17,280 shares of Shentel, and at a recent price of $33.00 per share it represented a total investment value of approximately $570,000.

We continue to look for future opportunities to drive growth and value creation.  Last month we announced another expansion of our relationship with Sprint, taking over additional territory around the Parkersburg and Huntington areas of West Virginia along with the Cumberland, Maryland region.  This expansion adds a population of one-half million additional people, now giving us responsibility to serve a total market with a population of over six million.

In addition to wireless, we’re looking for opportunities to further expand our cable and fiber networks.  Unlike having a relationship with Sprint where we have many adjacent markets to consider, cable and fiber opportunities may be outside the Mid-Atlantic region.  We will only do acquisitions that align with our strategy and make good economic sense, so we need to be disciplined in our evaluation of new opportunities.  We will need to build on our historic strength of providing advanced telecommunication technology and local customer service, and do so at reasonable prices which reflect the cost and value of service in our rural markets.

Our disciplined and conservative approach has served us well in the past and we’re in a strong position from which to take advantage of new opportunities.  We’ve been able to evolve from a small rural telephone company to a very successful provider of diversified telecommunication services in the Mid-Atlantic United States.  Our long-term success comes from our ability to continue providing quality services and real value to customers, and we will continue to make decisions which are for the long-term benefit of our shareholders.  I remain confident in the ability of your Board of Directors, management team, and our employees, to continue to earn your support.

I'll now ask Adele [Slide 15] to recap our financial results for 2016 and touch on some of the ways our financials will again look very different in 2017.  Earle will then review our operational results and provide more details on the nTelos acquisition.

Financial Review – Adele Skolits

Thank you, Chris.  Chris gave you the highlights of our financial performance in 2016 which were significantly impacted by the nTelos acquisition and related asset exchanges with Sprint.  I’ll walk you through the major changes to our financial statements which resulted.  Initially, the costs of acquiring nTelos, integrating its operations, and migrating the nTelos customers was a drag on earnings.  However, we are confident that the substantial growth in our Company’s stock price since announcing this deal is just the initial recognition of the value it will add long term for our shareholders.

This slide [Slide 16] shows how the three segments of our business have contributed to the overall growth in revenues in recent years.

In orange, you see the wireline segment’s revenues.  These revenues increased 11.3% or $7.6 million, over 2015. Carrier access and fiber revenue increases accounted for nearly all of this growth.

The cable segment’s revenues are shown in the yellow bars. Cable segment revenue grew $11.1 million, or 11.4%.  The growth in average customers of 5.8% contributed to this increase.  Other factors include customers choosing higher speed data services that carry higher prices and the necessity of increasing video rates to offset the increases in fees charged by the companies who provide us video content.

The blue bars show the wireless segment’s revenues.  These revenues increased 86% or $180 million, over 2015.  The acquisition of nTelos was accompanied by a renegotiation of the financial terms of our relationship with Sprint.  As a result, there are a couple of different items impacting the overall change in wireless revenues, which I will break out on the next slide.

[Slide 17] The first line shows the prepaid and postpaid billings, which reflects the monthly revenue Sprint bills and collects from our customers.  As Chris pointed out, these numbers reflect just eight months of revenues from the customers acquired in the nTelos acquisition.  They also include the Sprint customers who resided in the nTelos footprint at the time of the acquisition who we began serving on May 6th as well.  Average postpaid and prepaid customers grew by 89% and 53%, respectively.  The impact of the customer growth was dampened by the decline in average billing rates.  A portion of the rate decline was due to the lower nTelos billing rates and the remainder was due to the continued discounting of fees by Sprint.  The net impact of the much larger customer base and the decline in average billing rates resulted in an increase of 68% in net billings.

Our agreements with Sprint provide for them to retain a percentage of the revenues as fees for our use of their spectrum and many other services and benefits they provide us.  We state our wireless revenues after deducting these fees, and, as shown on the second line of this table, these fees actually dropped by $14.9 million or 34% in 2016.  There are two reasons for this.  First, at the beginning of the year, the percent of postpaid revenues retained by Sprint was reduced from 22.0 to 16.6%.  This was a big benefit to us, and despite the large increase in billed revenues, the fees Sprint retained only increased by $9.7 million.  In addition, to support the commitments we made in acquiring nTelos, Sprint agreed to waive certain of the fees it would otherwise be entitled to, up to a total of about $252 million.  The total amount of these waivers in 2016 was $25.6 million.  The combined effect of these two items totaled a revenue increase of $14.9 million.

Another change to our Sprint agreement called for us to begin settling and accounting for certain revenues and expenses separately in 2016.  One of the items was for travel revenues, which is the revenue we receive for other Sprint customers using our network.  The result of this change in 2016 was that Travel and other revenues increased by $30.1 million as you see on the third line.

So the total effect of these first three lines, before considering some non-cash accounting adjustments, is an increase of $206 million, or almost double 2015 revenues.

Two revenue adjustments, both non-cash items, were also recorded in 2016.    The first adjustment, totaling a $12 million reduction, spreads the benefit of the Sprint fee waiver over the remaining initial term of our contract with Sprint through 2029.  The second adjustment, a revenue reduction of $14 million, relates to the amortization of the incremental value of the expanded contract with Sprint.  The total of these two reductions is $26 million, which leaves us with a very strong revenue increase for the year of $180 million.

Moving from revenues to expenses, this chart [Slide 18] depicts the changes in the components of our operating expenses for the last 3 years.    In 2016, costs increased by $244 million or 91%.  However $54.7 million of this increase was related to the acquisition of nTelos.  The costs include the professional, legal and other transaction fees, and the integration of the acquired operations.  The integration includes $12.4 million in costs to temporarily maintain the back office billing, information technology, network and other costs required to support these customers before we migrate them to Sprint’s back office.  After we complete the migration these costs will end. However, we’ll begin paying Sprint fees to support these customers on their back office and we estimate this cost would have been $4.6 million in 2016, far less than $12.4 million of costs to temporarily continue to maintain the nTelos back office.

[Slide 19] The net result of all these items is a decrease in operating income of $51.6 million, approximately equal to the acquisition, integration and migration, and temporary back office costs that we expect to diminish in 2017, and end before we begin 2018.  We also expect to save money in 2017 by shutting down portions of the nTelos network that overlap with our existing network, and those savings and additional investments will be used to substantially enhance the quality of the services in the acquired footprint.

[Slide 20] Our cable segment has shown substantial improvement in recent years.  Its operating income before depreciation and amortization has grown from $10.3 million in 2012 to nearly $32 million in 2016.  This operating cash flow indicator has grown from 10% to 29% of revenue during this time.  While, like our peers in the cable industry, we have shed video customers, we have more than made up for this with the growth in the more profitable high speed data and voice customers.

[Slide 21]  Shentel’s assets totaled nearly $1.5 billion at the end of 2016, up by 137% over the previous year as a result, primarily, of our acquisition of nTelos.  As we discussed last year, this acquisition was financed exclusively with a new credit facility.  As a result, the amount of debt grew to $848 million at the end of 2016.  More than half of the financing was provided by banks within the farm credit system who have a long history of financing Shentel and know us very well.  The average interest rate on the debt at March 31, 2017 was 3.6% after the patronage, or rebate, given by the farm credit banks and half of this debt is set at fixed rates.  As Chris pointed out, our operating cash flow is also growing substantially and we are confident that it is adequate to support the repayment of the debt, fund our operations, and maintain dividend payments.  The amount of debt we carry, relative to our cash flow, is far less than the average for our industry.  Over the years, as we have talked with financial advisors and institutional investors, we consistently hear that our conservative balance sheet positions us well to take advantage of any future opportunities we may choose to pursue to continue to add to shareholder value.

I’ll now turn the podium over to Earle.  [Slide 22] Thank you.

Earle MacKenzie

Good Morning.  I am excited to share with you all the good things that are happening at your company.

As we discussed last year and have shared today, nTelos was a great opportunity to create shareholder value, but it needed work.  The previous owners had not invested in the network and had used price and promotions to attract and keep customers.  That can work in the short-run, but that is not a solid long-term strategy.

The first indication of that is shown on my first Slide [Slide 23].  We added 405 thousand postpaid customers as a result of the acquisition.  We only added 5 thousand net new customers in 2016, compared to almost 25 thousand in 2015.   The Legacy Shentel markets continue to perform well.  The difference was due to a large number of nTelos customers leaving in 2016 because we no longer were using price to keep unprofitable customers and the nTelos network was inferior to its competitors.  I will talk later about our progress in upgrading the network, but the current trend will continue until we have the network fully upgraded later this year.  Once upgraded, we expect the net customer additions in the nTelos area to be very similar to our Legacy area.

Last year I spoke of the trend in the wireless industry of decreasing average revenue per customer [Slide 24].  The primary reason has been a result of the industry moving away from subsidized phones to having the customer lease or purchase their phone.  Since we no longer have to recover the cost of the phone in the service price, it is logical that the prices should drop.  Additionally, there has been price competition that has further driven down average billings.  Outside these industry trends, the majority of the drop between 2015 and 2016 for Shentel was the effect of blending the lower average revenue nTelos customers.  We noted approximately a $4 drop in the month following our acquisition.  Since then the reduction has been limited, but analysts believe that average revenue will likely continue to decrease.

On this slide [Slide 25] you see the impact of the nTelos transaction on our prepaid wireless base.  We added 155 thousand prepaid customers, but during the year lost almost 62 thousand.  We had expected the loss of tens of thousands of prepaid customers as a result of having to migrate all of them over to the Sprint billing platform. Additionally, late in December we wrote off approximately 24 thousand prepaid customers when Sprint shortened the period of time a prepaid customer must replenish their account before they are no longer considered an active customer.  Since the 24 thousand customers were not producing any revenue, the write down of these customers had no impact on prepaid revenues.   We completed the migration of the prepaid customers in December and have seen healthy growth in prepaid in 2017.

Unlike the postpaid customers, the average prepaid revenue per customer increased.  [Slide 26] The rise was due to converting the nTelos prepaid base to the Sprint Boost brand that has a higher average revenue.  Additionally we saw a migration of our existing base away from the lower revenue Virgin Mobile brand to the Boost brand.  Writing off the 24 thousand non-revenue producing customers I just discussed had a small impact on the increase. Since the write off happened late in December, the benefit will be seen in the first quarter of 2017.

I have mentioned the migration of the nTelos customers.  To fully be able to get the economies of scale of eliminating the nTelos billing system, nTelos customer service and to give the customer the full Sprint experience we needed to get all of the nTelos customers to use a Sprint phone.  Simply, if the nTelos customer had a newer iPhone we could replace a $5 chip, but if they had an older iPhone or any other type, they needed to get a new phone.  We offered the customers two options.  We would give them a Sprint version of their existing phone or they could purchase a new one. A much larger number of former nTelos customers than we expected are buying a new phone, which is good for our bottom line. [Slide 27]  This slide shows you the number of customers we migrated from the nTelos back office to the Sprint back office.  The conversion process takes about 30 minutes per phone.  We converted over 125 thousand between May 6 and the end of 2016.  We had a target of 93 thousand.  Due to the great efforts of our wireless employees, we far exceeded the plan.  We got all of the prepaid customers migrated in 2016.  We had approximately 100 thousand postpaid customers still on the nTelos billing system at year-end 2016.  Based on our current rate of migrations, we expect to finish up the postpaid customers by the end of the third quarter.

Last year we said we would need to invest $240 million to upgrade the nTelos network and to make it competitive with Verizon, AT&T and US Cellular.  The next few slides will give you a sense for the scope of the project.  This slide [Slide 28a] shows you our legacy wireless network from Harrisonburg VA north to Harrisburg / York PA in the teal.  The yellow areas are our cable markets throughout VA, WV and MD.  The lines show our 5,100 miles of fiber.  This slide [Slide 28b] shows you in blue the nTelos network as of May 6th.  nTelos had begun the process of upgrading their network to 4G LTE, but there was still significant work to finish the upgrade and provide the capacity needed.  The next slide [Slide 28c] represents the new coverage of the additional 220 cell sites we are constructing.  The build out is similar to our strategy in the Legacy area, to make the network competitive with Verizon and AT&T.  The coverage expansion project will take about 2 ½ years to complete, so it will finish up by year-end 2018.

On April 6, we expanded our relationship with Sprint again.  We took over areas covering an additional half million people to give us control of an area with total population of six million. [Slide 28d]  The additional service areas are shaded dark grey.  The expansion gives us Cumberland Maryland and Interstate 68, which was a missing link between our Hagerstown, MD and Morgantown WV systems.  We also picked up the greater Parkersburg WV area along with parts of Ohio and KY that have a strong community of interest with Huntington WV. Expanding our area not only gives us the opportunity to grow our customer base in the new area, it will enhance the experience for our existing customers which should expand our customer base and reduce churn.  We paid Sprint $6 million for approximately 20 thousand Sprint customers and will spend $32 million over the next three years to upgrade the network similar to what we are doing in the nTelos area.  If we achieve customer additions similar to what we have in our existing markets, over the coming years we can add 80 thousand or more customers in this expanded area.  Think of it as allowing Shentel to continue to grow our wireless business at our above average pace as we move into the next decade.

Circling back to the $240 million nTelos construction project, this slide [Slide 29] shows graphically our progress.  We are right on budget for both time and cost.  The blue portion of the bars shows the percentage completed in 2016.  The orange is what we expect to complete in 2017.  In other words, we will have completed the entire upgrade and 60% of the coverage expansion by the end of 2017.  Actually we expect to have the upgrade done by the end of the third quarter this year, which will allow us to aggressively sell new service in the former nTelos areas in the fourth quarter.  We will have approximately 90 new coverage sites to finish up in 2018.

Shifting to our cable segment [Slide 30], this business is running on all cylinders.  We continue to see the transformation of the cable business from video centric to broadband centric and along with this transformation greater profitability as Adele has shared.  The transformation is reflected on this slide.  The blue is our high speed internet users.  They grew by almost 11% in 2016.  Although we are losing phone customers in our regulated phone area here in Shenandoah County, we are taking phone customers away from Verizon, CenturyLink and Frontier and grew the base by approximately 6%.  The chart shows a small gain in video customers, but that is not the real story.  We purchased Colane Cable in January 2016, which had primarily video customers, so it looks like we gained customers, when actually we lost video customers in every cable market as more customers are dropping their linear video for over the top options like Netflix.

We continue to see nice growth in revenue per customer [Slide 31] due to annual price increases on our video offerings to pass on the increase in programming costs and due to our high speed internet customers continuing to purchase faster internet packages with higher data allowances.

Moving to our wireline segment [Slide 32], we continue to see the loss of telephone lines.  The loss has accelerated since we made the decision in October 2015 to no longer require a customer to have a phone line to purchase high speed internet by either DSL or cable modem.  Fortunately, we have seen an increase in DSL and cable modem customers, so the increase in High Speed Internet service revenues has offset the loss in telephone service revenues.  We expect these trends to continue, but the loss of phone customers will be slower than what is being experienced by the larger telephone companies such as Verizon and AT&T.

My final slide recaps the investments in our networks.  [Slide 33] Both 2014 and 2015 were years without any major initiatives.  2016 was the first year of nTelos.  We spent $104 million on the nTelos network in 2016.  We will spend $86 million in 2017.  To complete the $240 million nTelos project will require $50 million in 2018.  The other major project in 2016 was the upgrade of Colane Cable, which we purchased in January 2016.  The majority of the 2017 spend in the Cable and Wireline segments is for the continued expansion of our fiber network.  A major project that crossed 2016 and 2017 is over 100 miles of fiber we are building down Interstate 81.  We should be finishing up that project very soon.

Before I close, [Slide 34] I would like to spend just a few moments sharing some thoughts on the future of the wireless and cable industry.  You have likely seen reports that AT&T is buying Time Warner.   Recently they purchased DirecTV.  Verizon is purchasing Yahoo.   With the cost of borrowing still low, the deregulatory climate in Washington and the perceived need for scale in our industries, it is commonly believed that we are on the verge of a flurry of mergers and acquisitions.  One that is often mentioned that would have a direct impact on Shentel is the possible merger of Sprint and T-Mobile.  T-Mobile and Sprint are the number three and number four players in wireless, but combined they are still smaller than either Verizon or AT&T.  Long-term they need to merge to thrive.  Doing so would bring stability to pricing, but would it be good for Shentel?  The answer is YES.  In our last negotiations with Sprint we added a provision that provides a road map in the event they merge.  The new company would have an option to buy out Shentel’s wireless business at 90% of the Full Business Value, but we think the chances of that are remote.  On the other hand, we then have the option to buy the T-Mobile network and customers in our service territory at 75% of the value of the merger.  That would create significant immediate shareholder value and we believe make us more profitable going forward.  If for some reason we didn’t want to buy the T-Mobile network and customers, they would have to turn off the competing network in two years.  Bottom line, management feels we have protected our shareholders on the downside, but at the same time can realize the upside.

Another potential option for Sprint is to be acquired by either Comcast or Charter.  Going forward, we believe there are going to be four major telecom/Media companies.  Verizon, AT&T, Comcast and Charter.   When you compare those four companies, what Verizon and AT&T have that the cable companies don’t is a wireless network.  At some point, to remain competitive the Cable companies will need to fill that hole.  If that scenario plays out by one of them buying Sprint, it is also good for Shentel.  Both Comcast and Charter will need our wireless network and there isn’t anything that triggers a sale of our wireless business.  We continue business as usual with a much stronger partner.

Management believes that during this time of mega mergers, there will be opportunities for Shentel to acquire wireless and cable companies that meet our strategic objectives.  If we attempt to compete head to head with these giants, we won’t win; but, if we continue to focus on small markets where the big guys don’t and offer high value services similar to what is offered in the major cities, we not only can survive, we believe we can thrive.

Thank you.